SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 2, 2003

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other Jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3300 Enterprise Parkway, Beachwood, Ohio 44122

Registrant’s telephone number, including area code	(216) 755-5500

N/A

(Former name of former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

JDN Merger

In October 2002, Developers Diversified Realty Corporation (The Company) and JDN Realty Corporation (“JDN” or “The Merger”) entered into a definitive merger agreement pursuant to which JDN shareholders would receive 0.518 shares of DDR in exchange for each share of JDN stock. The transaction valued JDN at approximately $1.1 billion, which included approximately $591 million of assumed debt at the carrying amount and $50 million of preferred stock. This transaction was approved by the Company’s shareholders on January 29, 2003 and by the JDN shareholders on March 13, 2003. The Merger closed immediately after the JDN shareholder approval. In connection with the acquisition, DDR issued approximately 18 million common shares and 2 million Cumulative Voting Preferred Shares. The terms of the Cumulative Voting Preferred Shares are included in the Company’s Third Amendment to the Amended and Restated Articles of Incorporation attached hereto as Exhibit 3.3.

DDR has entered into an unsecured bridge financing facility in the amount of $300 million, with an interest rate of 1.0% plus LIBOR and an initial one year term, which the Company has the option to extend for up to an additional year. This facility was used to repay JDN’s secured term loan and revolving credit facility and will be used to repay JDN’s $75 million MOPPRS financing which matures at the end of March 2003. This financing significantly unencumbered JDN’s operating shopping center portfolio.

It is DDR’s intention to utilize this transaction, in part, to strengthen its balance sheet through the sale of assets. Since the announcement of The Merger, JDN has sold eight assets for approximately $83 million and has five additional assets under contract or letter of intent, which is expected to generate approximately $25 million of additional proceeds. DDR continues to pursue the sale of additional non-core assets and land.

Following the merger, DDR owns or manages over 400 retail operating and development properties in 44 states comprising nearly 86 million square feet, which includes approximately 25 million square feet of total GLA attributable to JDN. In addition, as part of the merger, DDR has acquired 19 properties comprising approximately 6.3 million square feet of total GLA currently under development by JDN as well as a development pipeline of nine properties representing 1.9 million square feet of total GLA with a total estimated cost of $120 million. As a result of the merger, DDR had a total market capitalization of over $5.0 billion (including its pro rata portion of unconsolidated joint venture debt).

In connection with the merger, Mr. Craig Macnab, the former Chief Executive Officer of JDN, was appointed to the DDR Board of Directors, effective upon the closing of the merger.

A copy of the press release jointly issued by DDR and JDN announcing the effectiveness of the merger is attached hereto as Exhibit 99.

Item 5. Other Events

During the period January 1, 2002 through December 31, 2002, the Company completed the acquisition of eleven shopping centers through several transactions. Combined, these shopping centers have approximately 2.7 million square feet of Company-owned gross leasable area. The Company’s aggregate purchase price was approximately $268.5 million. These acquisitions were previously reported on a Current Report on Form 8-K dated February 11, 2002 and filed on October 30, 2002 and on a Current Report on Form 8-K dated November 15, 2002 and filed on December 2, 2002.

In January 2003, the Company acquired a 67% interest in Paradise Village Gateway, a 296,000 square foot shopping center in Phoenix, Arizona, for an aggregate purchase price of approximately $43.0 million and a 25% interest in Paseo Colorado, a 557,000 square foot shopping center in Pasadena, California for a purchase price of $113.5 million. The Company’s equity interest, net of debt assumed, in these properties is approximately $17.4 million and $7.8 million, respectively. The Company also acquired Crossroads Center, a 540,000 square foot property in Gulfport, Mississippi, for approximately $45.5 million. The properties purchased in Phoenix, Arizona and Pasadena, California, were previously reported on the Company’s Current Report on Form 8-K dated November 15, 2002 and filed on December 2, 2002 and disclosed as Probable Acquisition Properties.

These fourteen properties or interests therein are referred to herein as the “Acquired Properties.”

The acquisition of, or investment in, the Acquired Properties, are pursuant to agreements for the sale and purchase of each property or interest therein between each selling entity and the Company. The factors considered by the Company in determining the price to be paid for the properties included: historical and/or expected cash flow, nature of the tenants and terms of leases in place, occupancy rates, opportunities for alternative and/or new tenancies, current operating costs and taxes on the properties and anticipated changes therein under Company ownership, the outlots and expansion areas available, the physical condition and locations of the properties, the anticipated effect on the Company’s financial results (including particularly Funds From Operations) and the ability to sustain and potentially increase their distributions to Company shareholders and other factors. The Company took into consideration capitalization rates at which it believes other shopping centers have recently sold, but determined the prices it was willing to pay primarily on the factors discussed above related to the properties themselves and their fit with the Company’s operations. Separate independent appraisals were not obtained in connection with the acquisition of the properties by the Company. The Company, after investigation of the properties, is not aware of any material factors, other than those enumerated above, that would cause the financial information reported, where available, to not be necessarily indicative of future operating results.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

This Form 8-K is being filed to (i) present audited financial statements of JDN for the three-year period ended December 31, 2002 and (ii) to update the pro forma financial information for the nine month period ended September 30, 2002, filed in the Company’s Current Report on Form 8-K dated November 11, 2002 and filed December 2, 2002, through the year ended December 31, 2002. The Company’s acquisitions through December 2, 2002 have been filed in the Company’s Report on Form 8-K dated November 11, 2002.

Financial Statements

•	The acquisition of JDN constitutes a significant acquisition, which pursuant to Rule 3-05 of Regulation S-X, requires presentation of audited financial statements for two years. The Company has included financial statements for the three years ended December 31, 2002 elsewhere herein.

•	None of the Acquired Properties constitute a “significant subsidiary” pursuant to the S-X rules. Audited statements of revenues and certain expenses filed on the Company’s Current Report on Form 8-K dated February 11, 2002 and filed on October 30, 2002 and the Company’s Current Report on Form 8-K dated November 15, 2002 and filed on December 2, 2002 represent a majority of the combined Acquired Properties.

Pro Forma Financial Information (unaudited)

Unaudited pro forma financial information for the Company is presented as follows:

•	Pro forma condensed consolidated balance sheet as of December 31, 2002

•	Pro forma condensed consolidated statements of operations for the year ended December 31, 2002

•	Estimated twelve-month pro forma statement of taxable net operating income and operating funds available for the year ended December 31, 2002

Exhibits

(12)	Ratio of Earnings to Fixed Charges and Preferred Share Distributions

(23)	Consent of Independent Accountants

(99)	Press Release

(3.1)	Amended and Restated Articles of Incorporation of Developers Diversified Realty Corporation, as amended

(3.2)	Second Amendment to the Amended and Restated Articles of Incorporation of Developers Diversified Realty Corporation, as amended

(3.3)	Third Amendment to the Amended and Restated Articles of Incorporation of Developers Diversified Realty Corporation, as amended

DEVELOPERS DIVERSIFIED REALTY CORPORATION
INDEX TO FINANCIAL STATEMENTS
December 31, 2002

JDN REALTY CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands)
ASSETS
Shopping center properties, at cost:
Land	$372,911	$289,296
Buildings and improvements	658,794	624,759
Property under development	81,097	188,484

	1,112,802	1,102,539
Less: accumulated depreciation and amortization	(102,752)	(88,152)
Property held for sale	8,757	—

Shopping center properties, net	1,018,807	1,014,387
Cash and cash equivalents	2,817	—
Restricted cash — escrow	832	1,815
Accounts receivable	22,310	17,160
Investments in and advances to unconsolidated entities	15,140	12,628
Deferred costs, net of amortization	4,529	6,238
Other assets	14,228	13,235

	$1,078,663	$1,065,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unsecured notes payable	$234,821	$234,759
Secured line of credit and term loan	212,000	230,000
Mortgage notes payable	144,657	96,362
Accounts payable and accrued expenses	15,675	27,633
Other liabilities	13,802	14,191

Total liabilities	620,955	602,945
Third party investors’ interest	3,036	2,999
Shareholders’ Equity
Preferred stock, par value $.01 per share — authorized 20,000,000 shares: 9 3/8% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25 per share, issued and outstanding 2,000,000 shares in 2002 and 2001	20	20
Common stock, par value $.01 per share — authorized 150,000,000 shares, issued and outstanding 34,793,745 and 34,795,045 shares in 2002 and 2001, respectively	348	348
Paid-in capital	471,191	475,264
Accumulated other comprehensive loss	—	(4,266)
Accumulated deficit	(16,887)	(11,847)

	454,672	459,519

	$1,078,663	$1,065,463

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JDN REALTY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001	2000

	(In thousands, except per share amounts)
Revenues:
Minimum and percentage rents	$84,777	$81,457	$85,307
Recoveries from tenants	15,410	14,411	12,434
Other revenue	3,559	881	1,908

Total revenues	103,746	96,749	99,649
Operating expenses:
Operating and maintenance	10,021	10,005	8,489
Real estate taxes	10,339	8,233	6,609
General and administrative	11,328	11,242	8,574
Corporate investigation and legal costs	—	982	3,159
Impairment loss	1,440	1,841	18,882
Severance expense	—	—	3,711
Depreciation and amortization	20,837	20,144	19,525
Transaction costs	3,282	—	—
Settlement expense	—	45,788	—

Total operating expenses	57,247	98,235	68,949

Income (loss) from operations	46,499	(1,486)	30,700
Other income (expense):
Interest expense, net	(33,450)	(30,523)	(25,520)
Other income (expense), net	(2,938)	22	1,978
Income tax benefit	1,927	—	—
Equity in net income (loss) of unconsolidated entities	789	(150)	(2,976)

Income (loss) from continuing operations before minority interest in net income of consolidated subsidiaries and net gain on real estate sales	12,827	(32,137)	4,182
Minority interest in net income of consolidated entities	(156)	(169)	(222)

Income (loss) from continuing operations before net gain on real estate sales	12,671	(32,306)	3,960
Net gain on real estate sales	4,616	25,317	14,712

Income (loss) from continuing operations	17,287	(6,989)	18,672
Discontinued operations:
Income from operating properties sold or held for sale	3,385	5,067	4,825
Net gain (loss) on disposal of properties	11,450	(320)	—

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	32,122	(2,242)	23,497
Extraordinary item	—	(1,608)	—

Income (loss) before cumulative effect of change in accounting principle	32,122	(3,850)	23,497
Cumulative effect of change in accounting principle	(172)	(280)	—

Net income (loss)	31,950	(4,130)	23,497
Dividends to preferred shareholders	(4,688)	(4,688)	(4,688)

Net income (loss) attributable to common shareholders	$27,262	$(8,818)	$18,809

Income (loss) per common share — basic:
Income (loss) from continuing operations (net of preferred dividends)	$0.36	$(0.36)	$0.43
Discontinued operations	0.43	0.15	0.15
Extraordinary item	—	(0.05)	—
Cumulative effect of change in accounting principle	—	(0.01)	—

Net income (loss) attributable to common shareholders	$0.79	$(0.27)	$0.58

Income (loss) per common share — diluted:
Income (loss) from continuing operations (net of preferred dividends)	$0.36	$(0.36)	$0.43
Discontinued operations	0.43	0.15	0.15
Extraordinary item	—	(0.05)	—
Cumulative effect of change in accounting principle	—	(0.01)	—

Net income (loss) attributable to common shareholders	$0.79	$(0.27)	$0.58

Dividends per common share	$1.07	$1.14	$1.30

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JDN REALTY CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
				Other
	Preferred	Common	Paid-in	Comprehensive	Accumulated
(in thousands, except per share data)	Stock	Stock	Capital	Income	Deficit	Total

Balance, January 1, 2000	$20	$334	$518,504	$—	$(3,029)	$515,829
Issuances of common stock	—	5	1,610	—	—	1,615
Retirement of restricted common stock	—	(6)	(291)	—	—	(297)
Repurchases of common stock	—	(4)	(6,839)	—	—	(6,843)
Distributions to preferred shareholders $(2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders $(1.30 per share)	—	—	(23,695)	—	(18,809)	(42,504)
Net income	—	—	—	—	23,497	23,497

Balance, December 31, 2000	$20	$329	$489,289	$—	$(3,029)	$486,609
Issuances of common stock	—	20	24,277	—	—	24,297
Retirement of restricted common stock	—	(1)	(314)	—	—	(315)
Distributions to preferred shareholders $(2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders $(1.14 per share)	—	—	(37,988)	—	—	(37,988)
Components of comprehensive loss:
Net loss		—	—	—	(4,130)	(4,130)
Fair value of derivatives adjustment				(4,266)		(4,266)

Comprehensive loss						(8,396)

Balance, December 31, 2001	$20	$348	$475,264	$(4,266)	$(11,847)	$459,519
Issuances of common stock	—	1	1,128	—	—	1,129
Retirement of restricted common stock	—	(1)	(273)	—	—	(274)
Distributions to preferred shareholders $(2.34 per share)	—	—	—	—	(4,688)	(4,688)
Distributions to common shareholders $(1.07 per share)	—	—	(4,928)	—	(32,302)	(37,230)
Components of comprehensive income:
Net income	—	—	—	—	31,950	31,950
Fair value of derivatives adjustment	—	—	—	4,266	—	4,266

Comprehensive income						36,216

Balance, December 31, 2002	$20	$348	$471,191	$—	$(16,887)	$454,672

See accompanying notes.

JDN REALTY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$31,950	$(4,130)	$23,497
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	21,128	20,693	19,543
Amortization	6,070	6,335	3,499
Equity in net (income) loss of unconsolidated entities	(789)	150	2,976
Minority interest in net income of consolidated entities	156	169	222
Net gain on real estate sales	(4,616)	(25,317)	(14,712)
Impairment losses	1,440	1,841	18,882
Settlement expense	—	22,653	—
(Gain) loss on disposal of properties, net of impairment loss	(11,450)	320	—
Extraordinary item	—	1,608	—
Cumulative effect of change in accounting principle	172	280	—
Changes in assets and liabilities:
Accounts receivable	(2,611)	(1,411)	(928)
Other assets	(1,807)	104	310
Accounts payable and accrued expenses	(5,973)	5,009	(1,235)
Other liabilities	6,914	8,216	602

Net cash provided by operating activities	40,584	36,520	52,656
Cash flows from investing activities:
Development and redevelopment of shopping center properties	(114,368)	(145,902)	(33,639)
Improvements to shopping center properties	(1,349)	(1,225)	(2,134)
Investments in and advances to unconsolidated entities	(1,685)	(1,156)	(96,089)
Proceeds from real estate sales	94,341	165,122	99,459
Other	235	2,933	(1,295)

Net cash provided by (used in) investing activities	(22,826)	19,772	(33,698)
Cash flows from financing activities:
Proceeds from line of credit and term loan	145,100	401,900	204,596
Proceeds from mortgages and notes payable	81,390	23,000	—
Principal payments on line of credit and term loan	(163,100)	(413,900)	(197,596)
Principal payments on mortgages and notes payable	(33,095)	(27,344)	(2,744)
Repurchases of common stock	—	—	(6,843)
Distributions paid to preferred shareholders	(4,688)	(4,688)	(4,688)
Distributions paid to common shareholders	(37,230)	(37,988)	(42,504)
Proceeds from deferred exchange of properties	—	—	40,476
Payments for deferred loan financing charges	(2,816)	(6,020)	(2,454)
Other	(502)	(529)	—

Net cash provided by (used in) financing activities	(14,941)	(65,569)	(11,757)

Increase (decrease) in cash and cash equivalents	2,817	(9,277)	7,201
Cash and cash equivalents, beginning of year	—	9,277	2,076

Cash and cash equivalents, end of year	$2,817	$—	$9,277

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JDN Realty Corporation
Notes to Consolidated Financial Statements
December 31, 2002
(dollars in thousands, except share and per share data)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

     JDN Realty Corporation (the “Company”) is a real estate company specializing in the development and asset management of retail shopping centers. The Company’s operating shopping centers and development projects are located in 21 states. The Company has elected to be taxed as a real estate investment trust (“REIT”).

     Effective January 1, 2001, the Company acquired 100% of the ownership of JDN Development Company, Inc. (“JDN Development”). Prior to January 1, 2001, the Company owned 1% of the outstanding voting common stock and 100% of the outstanding non-voting common stock of JDN. As a result of this acquisition, the Company changed its accounting for JDN Development from the equity method to the consolidated method. In addition, effective January 1, 2001, the Company and JDN Development elected taxable REIT subsidiary status for JDN Development. Had JDN Development been consolidated effective January 1, 2000, the Company’s revenues for the year ended December 31, 2000 would have been $113,673. Net income and earnings per share would not have been materially different than amounts previously reported.

Basis of Presentation

     The financial statements represent the consolidated financial statements of the Company, and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Segment Reporting

     The Company operates in one reportable segment, the development, ownership and operation of retail properties, as defined in Statement of Financial Accounting Standard (“SFAS”) No. 131, Disclosures about the Segments of an Enterprise and Related Information. Substantially all of the Company’s assets, revenues and income are derived from this segment.

Investments in Unconsolidated Entities

     The Company uses the equity method of accounting for investments in non-majority owned entities, including those where the Company’s voting control is less than 20%, where the Company has the ability to exercise significant influence over operating and financial policies. The Company uses the cost method of accounting for investments in non-majority owned entities where both the Company’s ownership is less than 20% and it does not have the ability to exercise significant influence over operating and financial policies.

Real Estate Assets

     Shopping center properties are stated at cost less accumulated depreciation. The Company capitalizes costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until such time as a project becomes ready for its intended use in accordance with SFAS No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects and SFAS No. 34, Capitalization of Interest Cost. Any pre-development costs are written off when the Company determines that a prospective project is no longer probable. The Company provides an allowance for abandoned projects based on management’s assessment of the probability of abandonment of each project in the pre-development stage. As of December 31, 2002 and 2001, the allowance for abandoned projects was $3,682 and $1,695, respectively, and the aggregate pre-development costs were $12,188 and $4,213, respectively.

     Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation begins on development projects when a project or portion thereof is substantially complete. The estimated useful life of buildings and improvements for financial reporting purposes is 31.5 years. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations which improve or extend the life of the related assets are capitalized and amortized over the remaining useful lives of the related assets.

     Management reviews long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates the carrying amount of the asset may not be recoverable and the future undiscounted cash flows expected to be generated by the asset are less than its carrying amount. If such assets are considered to be impaired, the Company records impairment losses and reduces the carrying amount of impaired assets to an amount that reflects the fair value of the assets at the time impairment is evident. Management also reviews estimated selling prices of assets held for sale and records impairment losses to reduce the carrying amount of assets held for sale when the carrying amounts exceed the estimated selling prices less costs to sell.

     On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 clarifies the guidance previously issued in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and Accounting Principles Board (“APB”) Opinion No. 30 Reporting the Results of Operations and resolves implementation issues created by SFAS No. 121. Under the new guidance, the Company continues to assess long-lived assets used in operations and assets held for sale for impairments when indicators are present, as described above. In addition, depreciation of long-lived assets held for sale is not permitted. If an asset held for sale reverts to an asset used in operations, the asset would be measured at the lower of the original carrying cost, adjusted for the forgone depreciation, or the fair value at the date of the decision to hold the asset. In accordance with SFAS No. 144, the results of operations and the gain or loss on disposition of operating properties sold after January 1, 2002 or held for sale at December 31, 2002 have been presented in discontinued operations for all periods presented on the consolidated statements of operations.

     In 2001, the Company changed its method of allocating land basis on development projects from a method based primarily on acreage to a method based on relative value of parcels to the projects. In management’s opinion, the new method of project cost allocation more appropriately reflects the value of individual project components, thereby minimizing disparity in gain (loss) on real estate sales among project components. The effect of the change in accounting estimate in 2001 was a reduction in gain on real estate sales of $1.2 million or $0.04 per share.

Deferred Costs

     Costs and fees associated with the Company’s debt obligations are included in deferred costs in the accompanying consolidated balance sheets and are amortized over the terms of the related debt agreements. Amortization of these deferred financing costs is included in interest expense in the consolidated statements of operations. Accumulated amortization related to deferred costs totaled approximately $3,901 and $5,478 at December 31, 2002 and 2001, respectively.

     In March 2001, the Company charged $1,608 of unamortized deferred costs to expense as an extraordinary item in connection with the early extinguishment of the $175,000 Line of Credit and $100,000 Term Loan with Wachovia Bank, N.A.

Other Assets

     Included in other assets is a note receivable from an unrelated party with carrying amounts of $6,202 and $6,500 as of December 31, 2002 and 2001, respectively. Income tax receivable generated at JDN Development of $1,917 and $2,258 as of December 31, 2002 and 2001, respectively, is also included in other assets.

     The Company capitalizes certain internal and external costs incurred in the development of computer software for internal use in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. At December 31, 2002 and 2001, $2,838 and $1,170, respectively, of such amounts were included in other assets in the accompanying consolidated balance sheets.

Operating Revenue Recognition

     The Company leases space in its shopping centers to tenants and recognizes minimum base rentals as revenue on a straight-line basis over the terms of the operating leases in accordance with SFAS No. 13, Accounting for Leases. The tenants are required to pay additional rentals based on common area maintenance expenses, and the Company recognizes such rentals as the revenue is earned. Certain tenants pay a percentage based on store sales exceeding a pre-defined threshold. These percentage rentals are recognized as sales contingencies are resolved.

Concentration of Credit Risk

     The Company’s tenant base includes primarily national and regional retail chains and local retailers. Consequently, credit risk is concentrated in the retail industry. Rents receivable, in excess of security deposits, are unsecured and subject to credit losses to this extent. The Company provides an allowance for uncollectible rents receivable based on management’s judgement of the collectibility of the receivables which is based on a number of factors including historical write-off’s and specific review of tenant accounts.

Net Gain on Real Estate Sales

     The Company recognizes gain or loss on real estate sales when the earnings process is deemed to be complete, in accordance with SFAS No. 66, Accounting for Real Estate Sales, which generally coincides with the closing.

Interest Costs

     Interest costs incurred during the development period of projects are capitalized and depreciated over the life of the related building in accordance with SFAS. No. 34, Capitalization of Interest Cost. Interest costs capitalized were $9,680, $13,606, and $9,444 for the years ended

December 31, 2002, 2001 and 2000, respectively. Interest payments totaled $38,746, $39,308, and $45,051 during the years ended December 31, 2002, 2001, and 2000, respectively. Interest income totaled $503, $817, and $14,209 during the years ended December 31, 2002, 2001 and 2000, respectively.

Interest Rate Protection Agreements

     The Company has historically used interest rate swap agreements to hedge its exposure to increasing rates on its floating rate debt. The interest rate swap agreements involve the exchange of amounts based on variable interest rates for amounts based on fixed interest rates over the lives of the agreements without an exchange of the notional amounts upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment to interest incurred.

     Effective January 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138 Accounting for Derivative Instruments and Hedging Activities (“Statement No. 133”). Statement No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. For derivatives designated as hedges, the change in the fair value of the derivative is offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives that are not hedges must be adjusted to fair value through income. Upon adoption of Statement No. 133 in 2001, the Company recorded $280 cumulative effect of change in accounting principle related to the fair value of its interest rate cap.

     The Company has historically maintained interest rate swap agreements which are designated and qualify under the provisions of SFAS No. 133 as cash flow hedges. By matching the terms of the interest rate swap agreements and their designated debt instruments, the Company structured cash flow hedges that are highly effective in offsetting the variable interest cash flows on the related debt instruments. The Company monitors hedge effectiveness and the financial standing of the counterparty on an ongoing basis. The fluctuations in the fair value of the interest rate swaps are included in accumulated other comprehensive loss, a component of shareholders’ equity, and other liabilities in the accompanying consolidated balance sheets. The Company recorded adjustments to accumulated other comprehensive income (loss) in the amount of $(4,266), $4,266 and $ — in 2002, 2001 and 2000, respectively. All of the Company’s interest rate swap agreements expired on December 31, 2002 and were not renewed.

Comprehensive Income (Loss)

     Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss), which includes all other non-owner transactions and events that change shareholder’s equity. The components of comprehensive income (loss) are presented in the consolidated statements of shareholders’ equity. Other comprehensive loss is composed solely of changes in the fair value of the Company’s interest rate swap agreements. (See Note 16)

Stock-Based Compensation

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     The Company uses the intrinsic value method for valuing its awards of stock options and restricted stock and recording the related compensation expense, if any, in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. No stock-based employee or director compensation cost for stock options is reflected in net income, as all options granted have exercise prices equal to the market value of the underlying common stock on the date of grant. The Company records compensation expense related to its restricted stock awards. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Years ended December 31,

	2002	2001	2000

Net income (loss), as reported	$31,950	$(4,130)	$23,497
Add: Stock-based employee compensation included in reported net income	1,159	1,569	152
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,553)	(1,827)	(655)

Net income	$31,556	$(4,388)	$22,994

Net income attributable to common shareholders	$26,868	$(9,076)	$18,306

Net income attributable to common shareholders per share:
Basic — as reported	$0.79	$(0.27)	$0.58
Basic — pro forma	$0.78	$(0.28)	$0.57
Diluted — as reported	$0.79	$(0.27)	$0.58
Diluted — pro forma	$0.77	$(0.28)	$0.56

Income Taxes

     The Company operates as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). As a result, the Company is generally not subject to federal income taxes to the extent that it distributes annually at least 90% of its REIT taxable income to its shareholders and satisfies certain other requirements defined in the Code. In connection with the Tax Relief Extension Act of 1999, as of January 1, 2001, the Company is permitted to engage in certain activities, which it was previously precluded from in order to maintain its REIT classification, so long as such activities are conducted by separate entities that elect to be treated as taxable REIT subsidiaries under the Code. As such, taxable REIT subsidiaries are subject to federal income tax on the income from these activities.

     The Company’s taxable REIT subsidiary, JDN Development, uses the liability method of accounting for income taxes, in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in the future years. Management provides valuation allowances against the deferred tax asset for amounts which are not considered “more likely than not” to be realized.

     The Company’s distributions per common share are approximately as follows:

	Years ended December 31,

	2002	2001	2000

Ordinary income	$0.67	$0.32	$0.64
Return of capital	0.13	0.06	—
Long-term capital gains	0.27	0.76	0.66

	$1.07	$1.14	$1.30

Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

     The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

     Certain amounts as previously reported have been reclassified to conform to the current year’s presentation.

New Accounting Pronouncements

     Effective January 1, 2002, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 prohibits regular amortization of goodwill and requires at least annual impairment analyses of all recorded goodwill. Upon adoption of Statement No. 142, the Company recorded $172 as a cumulative effect of change in accounting principle related to the impairment of the Company’s existing goodwill. No additional goodwill exists at December 31, 2002.

     In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45: Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 requires guarantees to be recognized and initially measured at fair value on the guarantor’s balance sheet. In addition, guarantors are required to make significant new disclosures, even when the likelihood of the guarantor making payments under the guarantee is remote. FIN 45’s disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, while the initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company adopted the disclosure requirements of FIN 45 for this report and adopted the initial recognition and measurement provisions as of January 1, 2003. The adoption of the recognition and measurement provisions are not expected to have a significant impact on the Company.

2. Unsecured Notes Payable

     Unsecured Notes Payable consisted of the following:

	December 31,

	2002	2001

MandatOry Par Put Remarketed Securities	$75,000	$75,000
Seven Year Notes	74,944	74,908
Ten Year Notes	84,877	84,851

	$234,821	$234,759

     The MandatOry Par Put Remarketed Securities (“MOPPRS”) represent unsecured notes payable with a face amount of $75,000, a stated interest rate of 6.918% and a maturity date of March 31, 2013. Interest on the MOPPRS is payable semi-annually in arrears on each March 31 and September 30. In connection with the issuance of the MOPPRS, the Company sold an option to remarket the MOPPRS on March 31, 2003 to a third party (the “Remarketing Agent”). The MOPPRS are subject to mandatory tender on March 31, 2003. Based upon the terms of the remarketing agreement, if the Remarketing Agent resigns and does not remarket the MOPPRS, the Company is required to pay a yield maintenance penalty to the Remarketing Agent of these notes on or before the mandatory tender date. As of December 31, 2002, this yield maintenance amount was approximately $11,239.

     The Seven-Year Notes represent unsecured notes with a face amount of $75,000, a stated interest rate of 6.80% and a maturity date of August 1, 2004. The Ten-Year Notes represent unsecured notes payable with a face amount of $85,000, a stated interest rate of 6.95% and a maturity date of August 1, 2007. Interest on the Seven Year Notes and Ten Year Notes is payable semi-annually in arrears on each February 1 and August 1.

     The Seven Year Notes, the Ten Year Notes and the MOPPRS were issued under Supplemental Indentures and an Indenture which contain covenants customary for notes of these types, including limitations on total indebtedness of the Company, limitations on secured debt, maintenance of minimum interest coverage ratios and maintenance of minimum ratios of unencumbered assets to unsecured debt.

3. Revolving Line of Credit and Term Loan

     The Revolving Line of Credit and Term Loan consisted of the following:

	December 31,

	2002	2001

Term Loan	$150,000	$150,000
Revolving Line of Credit	62,000	80,000

	$212,000	$230,000

     The Company entered into the Fourth Amended and Restated Master Credit Agreement (the “Secured Credit Agreement”) with Fleet National Bank as Agent on December 28, 2002. The Secured Credit Agreement includes the Revolving Line of Credit, a $150,000 secured line of credit, and the Term Loan, a $150,000 secured term loan. The Secured Credit Agreement matures on the earlier of January 1,

2004 or the closing of the proposed merger with Developers Diversified Realty Corporation (“DDR”). See Note 21 for further information on the proposed merger. The Company incurred $1,923 in fees and expenses in connection with the closing of the Secured Credit Agreement. The Secured Credit Agreement was repaid on March 13, 2003 in connection with the merger with Developers Diversified Realty Corporation (See Note 21).

     The Secured Credit Agreement replaced the Third Amended and Restated Master Credit Agreement (the “2001 Credit Facility”) with Fleet as Agent, which was executed on March 29, 2001 and was scheduled to mature on December 31, 2002 but was satisfied in full with proceeds from the Secured Credit Agreement. The 2001 Credit Facility was comprised of a $150,000 secured term loan and a $150,000 secured line of credit.

     Through March 14, 2003, interest on loans made pursuant to the Secured Credit Agreement ranges from LIBOR plus 2.125% to LIBOR plus 2.250%, based on the Company’s leverage and credit quality or, at the Company’s discretion, the agent’s prime lending rate. Beginning March 15, 2003, the spread over LIBOR will increase by 0.25%. As of December 31, 2002, the Revolving Line of Credit and Term Loan bear interest at LIBOR plus 2.125% or 3.96%.

     The Secured Credit Agreement provides that the loans thereunder be secured by first priority security interests in retail shopping center properties. As of December 31, 2002, there were 46 properties valued at approximately $457,576 securing these loans. The Secured Credit agreement contains certain requirements for each property within the Borrowing Base (as defined in the Secured Credit Agreement) and certain value and occupancy requirements for the Borrowing Base in the aggregate. The Company may, however, add, remove or substitute certain of its other properties as Borrowing Base Properties subject to the conditions set forth in the Secured Credit Agreement.

     The Secured Credit Agreement contains financial covenants including, but not limited to, a liabilities-to-assets ratio, fixed charges coverage ratios and a net worth covenant. The terms of the Secured Credit Agreement limit the amount of development, pre-development and construction activities through March 14, 2003, after which the Company is permitted to engage only in the completion of existing projects. The Secured Credit Agreement also restricts common dividends that the Company may pay to $0.20 per share for the first quarter of 2003 and to 90% of REIT taxable income thereafter.

     Also in December, the Company obtained a commitment with Fleet National Bank as Agent for a $50,000 unsecured term loan (the “Unsecured Term Loan”). The Company incurred $250 in fees in connection with the Unsecured Term Loan. The Unsecured Term Loan may be funded by March 28, 2003 and proceeds must be used solely for repayment of the Company’s MOPPRS which are subject to mandatory tender on March 31, 2003. Borrowings under the Unsecured Term Loan will bear interest at LIBOR plus 4.00% until September 30, 2003; thereafter the Unsecured Term Loan will bear interest at LIBOR plus 5.55%. The Unsecured Term Loan will matured on March 13, 2003 concurrently withthe closing of the merger with DDR.

4. Mortgage Notes Payable

     As of December 31, 2002, the Company’s Mortgage Notes Payable consists of the following:

	December 31,

	2002	2001

Amortizing Notes Payable	$114,086	$96,362
Construction Loans	30,571	—

	$144,657	$96,362

     The Amortizing Notes Payable represent nine amortizing mortgage notes secured by shopping center properties with an aggregate net book value of $79,436 as of December 31, 2002. The Amortizing Notes Payable bear interest at a weighted average interest rate of 7.09%, require aggregate monthly principal and interest payments of $927 and mature at dates ranging from 2003 to 2027.

     The Construction Loans represent four variable-rate mortgage notes secured by land and improvements at four of the Company’s development projects. The Construction Loans, obtained in 2002, provide for maximum borrowings of $65,500 and have two-year terms, but may be extended provided certain leasing and development targets are met. As of December 31, 2002, the Construction Loans bear interest at LIBOR plus 2.00% or a weighted average rate of 3.48%.

5. Debt Maturities

     As of December 31, 2002, principal payments on the Company’s Unsecured Notes Payable, Line of Credit, Term Loan, and Mortgage Notes Payable were due as follows:

Year ending December 31,

2003	84,049
2004	321,150
2005	3,904
2006	4,191
2007	89,377
Thereafter	88,807

$591,478

6. Fair Value of Financial Instruments

     During 2001, the Company entered into two interest rate swap contracts with notional amounts of $150,000 and $50,000, respectively, that converted its variable interest payments on the Term Loan and $50,000 of the Revolving Line of Credit to fixed interest payments by effectively fixing the underlying LIBOR rate at 4.62% and 3.585%, respectively. Both interest rate swap agreements expired on December 31, 2002. These swaps were designated and qualified under the provisions of SFAS No. 133 as cash flow hedges, and the Company determined that they were highly effective in offsetting the variable interest cash flows on the related debt instruments. The fluctuations in the fair value of the interest rate swaps are included in accumulated other comprehensive loss, a component of shareholders’ equity, and other liabilities in the consolidated balance sheets through the date of their expiration.

     The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and Cash Equivalents	$2,817	$2,817	$—	$—
Accounts Receivable	22,811	22,811	17,160	17,160
Accounts Payable	15,675	15,675	27,633	27,633
Unsecured Notes Payable	234,821	237,511	234,759	209,750
Mortgage Notes Payable	144,657	136,028	96,362	93,435
Interest Rate Swaps and Cap	—	—	4,266	4,266

     The following methods and assumptions were used by the Company in estimating its fair value disclosures of financial instruments:

•	Cash and cash equivalents, accounts receivable and accounts payable: the carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values.

•	Unsecured notes payable: the fair values of the Company’s unsecured notes payable are estimated based on dealer quotes at or near year-end.

•	Lines of credit and term loan: the carrying amounts of the Company’s borrowings under its lines of credit and term loan approximate fair value based on the Company’s current incremental borrowing rates for similar borrowing arrangements.

•	Mortgage notes payable: the fair value of the Company’s mortgage notes payable are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

•	Interest rate swaps and cap: the fair values of the Company’s interest rate swaps and cap are based on dealer quotes that consider the estimated net proceeds if sold for positive valuations or the estimated cost to terminate for negative valuations.

7. Income Taxes

     As a result of its REIT status, JDN Realty Corporation incurred no federal income tax liability in 2002, 2001 and 2000. During 2002, the Company sought clarification with respect to an issue related to satisfaction of certain technical requirements for qualification as a REIT for two quarters in the year ended December 31, 2000. The Company and the Internal Revenue Service entered into a Closing Agreement in December 2002, which settled the matters in question. The Company paid $286 in connection with the IRS Closing Agreement.

     JDN Development, a “C” corporation for federal income tax purposes, recorded an income tax benefit of $1,927 for the year ended December 31, 2002 because the Company reduced its valuation allowance during the year. The valuation allowance was reduced because of the passage of the Job Creation and Worker Assistance Act of 2002 which enables companies to carryback net operating losses created in 2001 and 2002 for five years rather than the standard two years. In 2002, the Company carried back approximately $6,600 of its 2002 and 2001 loss to its 1996 and 1997 tax years. The remainder of the net deferred tax assets were reserved in prior years because management is not able to determine with certainty the amount and timing of future taxable income available to utilize the net operating loss carryforward in future periods.

     A reconciliation of the provision for income taxes to the federal statutory rate for the years ended December 31, 2002 and 2001 for JDN Development is as follows:

	2002	2001

Tax benefit, at statutory rate	$(549)	$(6,649)
State tax, net of federal benefit	(78)	(950)
Non-deductible items	25	386
Other	411	189
Valuation allowance	(1,736)	7,024

	$(1,927)	$—

     JDN Development has net operating loss carryforwards of approximately $16,738 which will begin to expire on 2020 and are available to offset future taxable income.

     Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that give rise to significant portions of the deferred tax assets and liabilities are excess book over tax depreciation, impairment losses on real estate held for sale not currently tax deductible for tax purposes, various accrued liabilities not currently tax deductible, certain differences in cost capitalization between financial reporting and tax purposes and the net operating loss carryforward. Deferred tax assets and liabilities of JDN Development consist of the following at December 31, 2002 and 2001:

	2002	2001

Deferred tax assets	$12,361	$13,663
Deferred tax liabilities	(1,435)	(1,630)
Valuation allowance	(10,297)	(12,033)

Net deferred tax asset	$629	$—

8. Preferred Stock

     The Company has 2,000,000 shares outstanding of its 9 3/8% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), par value $0.01 per share, with a liquidation preference of $25.00 per share. The Series A Preferred Stock has no stated maturity but is redeemable at the Company’s option on or after September 15, 2003 for $25.00 per share plus accumulated, accrued and unpaid dividends. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly on or about the last day of March, June, September and December of each year, when and as declared. Holders of the Series A Preferred Stock have no voting rights except with respect to certain extraordinary events affecting the rights of the holders of the Series A Preferred Stock. The Series A Preferred Stock is not convertible or exchangeable for any other securities or property of the Company.

9. Investments in and Advances to Unconsolidated Entities

     Prior to January 1, 2001, the Company owned 1% of the outstanding voting common stock and 100% of the outstanding non-voting common stock of JDN Development. The Company accounted for its investment in JDN Development using the equity method because management believed it was able to exercise significant influence over the operating and financial policies of JDN Development. Effective January 1, 2001, the Company acquired 100% of the ownership of JDN Development and consequently consolidated its investment in JDN Development.

     The Company has investments in 23 partnerships formed for the purpose of acquiring, developing, selling or exchanging real estate assets. During the development stage of any project developed within one of these partnerships, the Company is the limited partner and JDN Development is the general partner. Once the project has reached stabilization, the Company becomes the general partner and JDN Development becomes the limited partner. Prior to January 1, 2001, these investments were not consolidated in the Company’s financial statements. Beginning January 1, 2001, concurrent with the consolidation of JDN Development, all of these investments are consolidated into the Company’s financial statements.

     As of December 31, 2002, the Company owned 50% economic interests in three limited liability companies formed for the purpose of acquiring, holding and selling land in Monroe, Louisiana, Jackson, Mississippi and Pooler, Georgia, respectively. In addition, the Company owned a 49% interest in two limited liability companies, one of which operates a newly completed shopping center located in Suwanee, Georgia and the other was formed for the purpose of developing land in Suwanee, Georgia. The Company accounts for these investments using the equity method.

     The Company also owns approximately 12% of the economic interest in a limited partnership that owns undeveloped land in Opelika, Alabama. The Company accounts for this investment using the cost method.

     The following summarizes the combined financial information of the Company’s unconsolidated entities:

	December 31,

	2002	2001

Assets
Operating properties	$38,795	$39,979
Property under development	—	68
Land held for sale	12,021	7,928

Total real estate	50,816	47,975
Other assets	1,058	377

	$51,874	$48,352

Liabilities
Mortgage notes payable (1)	$32,214	$30,798
Other liabilities	556	504

	32,770	31,302
Third party investors’ interest	—	—
Equity	19,104	17,050

	$51,874	$48,352

	Years Ended December 31,

	2002	2001	2000

Rental revenues	$3,706	$3,125	$3,357
Operating expenses	(1,513)	(4,582)	(5,372)
Impairment losses	—	—	(5,833)
Provision for abandoned projects	—	—	(3,819)

Income (loss) from operations	2,193	(1,457)	(11,667)
Interest expense	(1,503)	(476)	(9,476)
Net gain on real estate sales	227	—	11,828
Other income (expense), net	(126)	(548)	3,311

Income (loss) before income tax expense	791	(2,481)	(6,004)
Income tax expense	—	—	(2,999)

Net income (loss)	$791	$(2,481)	$(9,003)

(1)	The Company guarantees the loan of one equity investment in the amount of $1,326 and $2,133 as of December 31, 2002 and 2001, respectively.

10.	Operating Leases

          Shopping center properties are leased to tenants under operating leases with expiration dates extending to the year 2059. As of December 31, 2002, approximate future minimum rentals due under noncancellable operating leases, excluding tenant reimbursements of operating expenses and additional rentals based on tenants’ sales volume, were as follows:

Year Ending December 31,

2003	$89,673
2004	86,236
2005	79,312
2006	73,358
2007	67,499
Thereafter	542,236

$938,314

          As of December 31, 2002, Lowe’s Companies, Inc., a national retailer, was an anchor in 22 of the Company’s shopping centers. Lowe’s was a tenant of the Company in 11 of the shopping centers and an unrelated party owned Lowe’s portion of the center in the remaining 11 shopping centers. Rentals from this significant tenant were 13%, 14% and 13% of total minimum and percentage rent for the years ended December 31, 2002, 2001, and 2000, respectively. There were no other tenants that represented more than 10% of the Company’s total minimum and percentage rent in 2002, 2001 or 2000.

12.	Incentive Stock Plan

          The Company maintains the JDN Realty Corporation 1993 Incentive Stock Plan (the “Incentive Stock Plan”) which provides for the issuance of 2,673,699 options to purchase shares of the Company’s common stock, restricted stock and stock appreciation rights to individuals providing services to the Company, its subsidiaries and affiliated entities, in any combination, at the discretion of the Compensation Committee of the Board of Directors. As of December 31, 2002 and 2001, 1,640,637 and 2,056,187 shares, respectively, were available for the Company to award in any combination of options, restricted stock or stock appreciation rights under the Incentive Stock Plan.

          Under the Incentive Stock Plan, the exercise price of options granted will not be less than the fair market value of the shares on the date of grant for incentive stock options and will not be less than 50% of the fair market value of the shares on the date of grant for non-qualified stock options. No options have been granted under the Incentive Stock Plan with exercise prices below fair market value. The options generally expire 10 years from the date of grant. Generally all options, other than options granted in 1995, vest one-third after six months and one-third after each of the two successive twelve-month periods thereafter. Additionally, all outstanding options vest upon a change in control of the Company.

          The following is a summary of option activity under the Incentive Stock Plan:

			Weighted Average
	Number of Shares	Option Price	Option Price	Aggregate
	Underlying Options	Per Share	Per Share	Fair Value

Options outstanding, January 1, 2000	2,669,470	$13.50 to $21.31	17.70
Granted	386,000	$9.75 to $10.50	10.18	$88

Forfeited	(2,060,011)	$10.19 to $20.75	17.81

Options outstanding, December 31, 2000	995,459	$9.75 to $20.75	14.55
Granted	157,500	$11.25 to $11.81	11.74	$114

Exercised	(334)	$10.19	10.19
Forfeited	(322,875)	$10.19 to $20.75	15.47

Options outstanding, December 31, 2001	829,750	$9.75 to $20.75	13.67
Granted	95,000	$12.60 to $12.75	12.71	$53

Exercised	—	—	—
Forfeited	(78,000)	$10.19 to $20.75	19.33

				Weighted Average
				Remaining
				Contractual Life

Options outstanding, December 31, 2002	846,750	$9.75 to $20.75	$13.04	7.06 years

Options exercisable, December 31, 2002	598,083	$9.75 to $20.75	$13.44

          Generally, the Company has awarded restricted stock under the 1993 Incentive Stock Plan pursuant to: the Employee Restricted Stock Program (the “2000 Employee Award”), the JDN Realty Corporation Deferred Bonus Plan (the “Deferred Bonus Plan”) and the JDN Realty Corporation Long-Term Incentive Plan (the “LTIP”). The 2000 Employee Award, governed by Restricted Stock Agreements, was issued to key employees in 2000 to provide incentives that reward long-term growth and profitability of the Company. This restricted stock vests ten years after issuance, however, up to 20% may vest each year based upon achieving certain performance criteria adopted by the Compensation Committee. The Deferred Bonus Plan was established in 1998 to provide incentive compensation to certain key employees in the form of a bonus that could be deferred at the election of the employee. An eligible employee could elect to defer all or a specified portion of the receipt of cash bonus payments awarded by the Company and could receive restricted stock in lieu thereof under the Incentive Stock Plan. This restricted stock vested one-fourth on March 1, 1999 and one-fourth on each successive March 1 until 2002. The LTIP was adopted in 1999 to provide certain officers with restricted stock. All restricted stock issued under the LTIP either vested or expired in 2000 pursuant to separation agreements with two of the Company’s former officers.

          The following is a summary of restricted stock activity under the Incentive Stock Plan:

			Aggregate
	Number of	Stock Price	Grant-date
	Shares Outstanding	On Grant Date	Fair Value

Non-vested shares outstanding, January 1, 2000	686,264
Granted	393,800	$9.75 to $11.19	$4,185
Vested	(197,877)
Forfeited	(524,985)

Non-vested shares outstanding, December 31, 2000	357,202
Granted	45,000	$11.98 to $12.49	$561
Vested	(144,380)
Forfeited	(27,445)

Non-vested shares outstanding, December 31, 2001	230,377
Granted	20,000	$12.48 to $12.75	$254
Vested	(100,529)
Forfeited	(20,920)

Non-vested shares outstanding, December 31, 2002	128,928

          The Company recorded expense in the amount of $781, $1,200 and $417 related to stock based compensation under the Incentive Stock Plan for the years ended December 31, 2002, 2001 and 2000, respectively.

13.	Directors Stock Plan

          The Company maintains the JDN Realty Corporation 1993 Non-Employee Director Stock Option Plan, Amended and Restated April 15, 2002 (the “Directors Plan”) which provides for the issuance of 949,999 options to purchase shares of the Company’s common stock or the granting of shares of common stock to members of the Company’s Board of Directors who are not employees of the Company. The Directors Plan provides that 15,000 options be granted automatically to each non-employee director serving the Company on January 1 of each year. The exercise price of each option equals the fair market value of the shares on the date of grant and vests according to the following: (a) one-third six months after the date of grant, (b) one-third 18 months after the date of grant, and (c) one-third 30 months after the date of grant. The plan also provides for the awarding of $8.75 in value of common stock to each non-employee director on the first day of each calendar quarter and authorizes an award of 30,000 options to each non-employee director on a one-time basis.

          The following is a summary of option activity under the Directors Plan:

			Weighted Average
	Number of Shares	Option Price	Option Price	Aggregate
	Underlying Options	Per Share	Per Share	Fair Value

Options outstanding, January 1, 2000	124,500	$13.333 to $21.584	$19.06
Granted	75,000	$16.13	16.13	$12

Options outstanding, December 31, 2000	199,500	$13.333 to $21.584	17.96
Granted	180,000	$10.56 to $12.17	11.63	$127

Options outstanding, December 31, 2001	379,500	$10.56 to $21.58	15.04
Granted	59,432	$12.33	12.33	$52

				Weighted Average
				Remaining
				Contractual Life

Options outstanding, December 31, 2002	438,932	$10.56 to $21.58	$14.68	7.0 years

Options exercisable, December 31, 2002	299,311	$10.56 to $21.58	$17.62

          As of December 31, 2002 and 2001, 500,000 and 63,933 shares, respectively, were available for award under the Directors Plan in any combination of options or shares of common stock. The Company recorded expense in the amount of $140, $140 and $165 related to stock based compensation under the Directors Plan for the years ended December 31, 2002, 2001 and 2000, respectively.

14.	Pro Forma Disclosures on Stock Based Compensation

          The Company applies APB 25, “Accounting for Stock Issued to Employees” in accounting for its stock plans. Pro forma information regarding net income and earnings per share is required by SFAS No. 123 using an acceptable fair value method for all stock based compensation granted by the Company subsequent to December 31, 1994. The Company estimated the fair value for this stock based compensation at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rate of 2.21%, 3.91% and 5.74%, respectively; dividend yield of 7.56%, 9.20% and 12.71%, respectively; volatility factor of the expected market price of the Company’s common stock of 0.26, 0.30 and 0.27, respectively; and a weighted-average expected life of the options of 2, 2 and 4 years, respectively. For purposes of pro forma disclosures, the estimated fair value of stock based compensation is amortized to expense over the applicable vesting periods. See Note 1 for pro forma presentation.

          Option valuation models used under SFAS No. 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

15.	Discontinued Operations

          SFAS No. 144 requires that the results from operations for all periods presented and the eventual gain/loss on the disposition of operating assets held for sale be segregated as discontinued operations in the consolidated statements of operations for all periods presented. The Company classifies real estate assets as held for sale when a sales contract is executed. For the years ended December 31, 2002, 2001 and 2000, income from discontinued operations includes the results of operations and gain/loss on disposition of nine operating shopping centers or portions of operating shopping centers and four ground leases.

          The Company’s discontinued operations and the assets relating to the Company’s discontinued operations are as follows:

	December 31,

	2002	2001

Land	$775	$13,865
Building	734	47,992
Other real estate assets	—	388

	1,509	62,245
Less accumulated depreciation	(298)	(5,176)

Real estate assets, net	$1,211	$57,069

	Years ended December 31,

	2002	2001	2000

Revenues	$5,000	$7,458	$6,402
Operating expenses	166	466	246
Real estate taxes	470	342	121
Depreciation and amortization	979	1,583	1,210

Total expenses	1,615	2,391	1,577

Income from operating properties sold or held for sale	3,385	5,067	4,825
Net gain (loss) on disposal of properties	11,450	(320)	—

Discontinued Operations	$14,835	$4,747	$4,825

16.	Comprehensive Income

          The following table sets forth the computation of comprehensive income (loss):

	Years Ended December 31,

	2002	2001	2000

Net income (loss)	$31,950	$(4,130)	$23,497
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps	4,266	(4,266)	—

Comprehensive income (loss)	$36,216	$(8,396)	$23,497

17.	Earnings Per Share

          The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,

	2002	2001	2000

Numerator:
Net income (loss) from continuing operations	$17,287	$(6,989)	$18,672
Discontinued operations	14,835	4,747	4,825
Extraordinary item	—	(1,608)	—
Cumulative effect of change in accounting principle	(172)	(280)	—
Dividends to preferred shareholders	(4,688)	(4,688)	(4,688)

Net income attributable to common shareholders	$27,262	$(8,818)	$18,809

Denominator (in thousands):
Weighted-average shares outstanding	34,802	32,954	32,829
Unvested restricted stock outstanding	(193)	(284)	(456)

Denominator for basic earnings per share	34,609	32,670	32,373
Dilutive effect of stock options and unvested restricted stock	123	—	56

Denominator for diluted earnings per share	34,732	32,670	32,429

Net income (loss) per common share:
Basic	$0.79	$(0.27)	$0.58

Diluted	$0.79	$(0.27)	$0.58

          The Company is the general partner in a limited partnership, formed to own and operate a shopping center in Milwaukee, Wisconsin, that issued limited partnership units initially valued at $3,000. Subject to certain conditions, the limited partnership units are exchangeable for cash or 139,535 shares of the Company’s common stock. As of December 31, 2002, none of the limited partnership units has been exchanged for shares. Using the “if-converted” method, the effect of these units is antidilutive; therefore, they have been excluded from the computation of earnings per share.

18.	Commitments

          As of December 31, 2002, the Company had 35 executed construction contracts related to its development projects and had approximately $13,441 in costs remaining to be incurred under these contracts, including retainage payable. Additionally, as of December 31, 2002, the Company had committed to purchase land at six development sites totaling $42,736, subject to certain due diligence contingencies.

          As of December 31, 2002, the Company guaranteed a $1,326 loan held by an unconsolidated entity. The loan is secured by land owned by the unconsolidated entity and matures on June 14, 2003. The guarantee is in effect though the loan maturity date.

          The Company had letters of credit outstanding from financial institutions totaling $1,276 as of December 31, 2002, which were not recorded on the balance sheet. The letters of credit were required by the municipalities at six of the Company’s projects to ensure completion of portions of the various projects.

          As of December 31, 2002, the Company had entered into employment agreements with certain key executives. The length of the contracts range from 1 to 2 years. The agreements provide for base salaries, minimum cash bonus payments and other routine provisions including stock and stock option vesting arrangements. Under each agreement, in the event employment is terminated following a “Change in Control,” as defined in the agreements, the Company is committed to pay certain benefits, including the payment of up to two years of the employee’s salary and specified bonuses, and accelerate the vesting of all restricted stock and stock options.

          The Company has an obligation to fund operating deficits of one of its unconsolidated entities. No such deficits have occurred to date.

19.	Contingencies

          The Company and certain former officers and directors of the Company were subject to a consolidated class action lawsuit (the “Consolidated Class Action”) pending before the United States District Court for the Northern District of Georgia (the “Federal Court”). The Consolidated Class Action alleged that the defendants violated certain federal securities laws an participated in making material misstatements or omissions in public filings. On July 6, 2001, the Company, the current officers and directors named in the lawsuit, and certain former officers of the Company reached an agreement with the plaintiffs to settle the Consolidated Class Action.

          The terms of the settlement of the Consolidated Class Action are set forth in detail in the Stipulation and Agreement of Settlement filed with the Federal Court on August 14, 2001 (the “Class Action Settlement Agreement”). Under the terms of the Class Action Settlement Agreement, the Company and JDN Development agreed to pay the plaintiffs approximately $16,816 in cash and to issue 1,681,568 shares of the Company’s common stock. In addition, the Company and JDN Development agreed to provide a $4,000 guarantee that class members will receive a minimum of $7,500 by virtue of recoveries from or settlements with certain former officers and directors not dismissed from the Consolidated Class Action as well as the Company’s former outside legal counsel (the “Non-Settling Parties”).

          Moreover, the Company agreed to take action against such parties to recover damages it believes the Company has suffered as a result of their actions. Accordingly, on June 15, 2001 the Company filed claims in the Superior Court of Fulton County, Georgia against certain former officers of the Company, and Non-Settling Parties. The first $8,000 of amounts received from third parties in either the Consolidated Class Action or the actions brought by the Company will go to the class members, and amounts received in excess of $3,500 will reduce the Company’s $4,000 guarantee dollar-for-dollar. The Class Action

          Settlement Agreement also provides for a full release of the Company and JDN Development from all claims asserted in the Consolidated Class Action or that could have been asserted based on or in connection with the facts underlying the consolidated complaint.

          The settlement of the Consolidated Class Action on the terms set forth in the Class Action Settlement Agreement received final approval by the Federal Court on November 15, 2001. However, certain members of the class opted out of the lawsuit, and there can be no assurance that any of those individuals will not name the Company and/or JDN Development as parties to additional lawsuits. The Company funded the cash portion of the settlement on November 2, 2001 and issued the stock portion of the Class Action Settlement Agreement on December 14, 2001. The $4,000 guaranty payment referred to above was paid on March 15, 2002.

          During 2001, the Company was also subject to shareholder derivative lawsuits in Federal Court and in Fulton County Superior Court, that named the Company as a nominal defendant and raised claims against certain current and former members of management and the Company’s board of directors. On July 26, 2001, the Company and certain of the individual defendants reached an agreement to settle the Derivative Actions on terms set forth in a Stipulation of Settlement of Derivative Actions filed with the Federal Court on September 26, 2001 (the “Derivative Settlement Agreement”). Under the terms of the Derivative Settlement Agreement, the Company agreed to formalize certain corporate governance policies and to pay the plaintiffs’ attorneys’ fees using 248,000 shares of the Company’s common stock. The settlement received final approval by the Federal Court on November 15, 2001 and the shares were issued on December 14, 2001.

          The Company recorded a settlement expense of $43,469 related to the settlement of the Consolidated Class Actions and the Derivative Actions for the year ended December 31, 2001. In addition, the Company recorded $1,490 in legal and other costs that the Company expected to incur related to the aforementioned settlements.

          The Company is from time to time a party to legal proceedings that arise in the ordinary course of its business. The Company is not currently involved in any litigation the outcome of which would, in management’s judgement based on information currently available, have a material adverse effect on the results of operations or financial condition of the Company, nor is management aware of any such litigation threatened against the Company.

20.	Related Party Transactions

          GeoSurvey, Ltd. Co. (“GeoSurvey”) performed survey work for the Company and until October 2000 was 50% owned by two former executive officers of JDN Development and 50% owned by an unrelated third party. In October 2000, the two former executive officer owners transferred their ownership interest to an unrelated third party. During the year ended December 31, 2000, the Company paid for services provided by GeoSurvey in the amount of $17. JDN Development paid additional amounts to Geosurvey in 2000.

          Comm-Aviation, LLC (“Comm-Aviation”), which was 99% owned by the Company’s former Chief Executive Officer, provided charter flight service to the Company. During the year ended December 31, 2000, the Company paid for services provided by Comm-Aviation in the amount of $47. JDN Development paid additional amounts to Comm-Aviation in 2000.

          Lightyear Holdings, Inc. (formerly Unidial Holdings, Inc.) (“Lightyear”), which was 31% owned by the Company’s former Chief Executive Officer through June 2, 2000, provided telecommunication services to the Company. The Company’s current Chief Executive Officer, who is also a member of the Company’s board, served as a board member of Lightyear from August 1996 until April 2000. During the year ended December 31, 2000, the Company paid for services provided by Lightyear in the amount of $37.

          L3 Corporation (“L3”), a real estate company that provides leasing and brokerage services to tenants, is owned by the brother of an executive officer of the Company. During the years ended December 31, 2002 and 2001, the Company executed leases with a tenant in which L3 was listed as an exclusive broker along with another real estate company. Pursuant to the leases and related agreements, the Company paid the exclusive brokers $132 in 2002. Compensation for these services is determined to be at market rates.

21.	Merger Agreement

          On March 13, 2003, the Company consummated an Agreement and Plan of Merger (the “Merger Agreement”) with Developers Diversified Realty Corporation (“DDR”) pursuant to which the Company’s common shareholders received 0.518 of a share of DDR common stock in exchange for each share of the Company’s common stock. In addition, the Company’s preferred shareholders received in exchange for each share of the Company’s preferred stock one share of a class of DDR voting preferred stock with similar terms and conditions as the Company’s preferred stock. The merger qualified as a tax-free reorganization and was approved by both companies’ shareholders. In conjunction with the transaction, DDR nominated the Company’s Chief Executive Officer to its Board of Directors at its special meeting to approve the merger. The nomination will be voted on at DDR’s annual meeting in 2003.

          On March 13, 2003, in connection with the merger, the Secured Credit Agreement (see Note 3) was repaid in full. It is anticipated that DDR will repay the MOPPRS (see Note 2) on March 31, 2003.

          In connection with the merger, the Company incurred approximately $3,282 in transaction related costs. These costs are reflected in Transaction costs on the consolidated Statements of Operations. Additionally, as stated in Note 18, in connection with the merger, the Company is committed to pay certain benefits, including the payment of salary and bonuses, and accelerate the vesting of all restricted stock and stock options.

          No adjustments have been made to the December 31, 2002 financial statements of the Company as a result of the merger with DDR.

22.	Subsequent Events

          On March 11, 2003, the Company sold three of its shopping center properties containing 412,945 square feet with a cost basis of $31,271 to a third party purchaser for approximately $40,785. In connection with the sales, the buyer assumed three of the Company’s mortgage notes representing $33,364 in the aggregate.

23.	Quarterly Financial Information (Unaudited)

          The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2002 and 2001:

	First	Second	Third	Fourth

2002:
Revenues	$26,910	$25,216	$24,857	$26,763

Net income (loss) from continuing operations(2)	$5,799	$5,057	$5,145	$1,286
Discontinued operations	1,978	1,611	1,909	9,337
Extraordinary item	—	—	—	—
Cumulative effect of change in accounting principle	(172)	—	—	—

Net income (loss)	$7,605	$6,668	$7,054	$10,623

Net income (loss) attributable to common shareholders	$6,433	$5,496	$5,882	$9,451

Income (loss) per common share — basic:
Income from continuing operations (net of taxes and preferred dividends)	$0.14	$0.11	$0.12	$—
Discontinued operations	0.06	0.05	0.05	0.27
Extraordinary item	—	—	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—	—

Net income (loss) attributable to common shareholders	$0.19	$0.16	$0.17	$0.27

Income (loss) per common share — diluted:
Income from continuing operations (net of taxes and preferred dividends)	$0.14	$0.11	$0.12	$—
Discontinued operations	0.06	0.05	0.05	0.27
Extraordinary item	—	—	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—	—

Net income (loss) attributable to common shareholders	$0.19	$0.16	$0.17	$0.27

2001:
Revenues	$25,098	$24,593	$23,285	$23,773

Net income (loss) from continuing operations	$14,896	$(44,092) (1)	$17,224	$4,983
Discontinued operations	1,215	1,292	914	1,326
Extraordinary item	(1,608)	—	—	—
Cumulative effect of change in accounting principle	(280)	—	—	—

Net income (loss)	$14,223	$(42,800)	$18,138	$6,309

Net income (loss) attributable to common shareholders	$13,051	$(43,973)	$16,966	$5,138

Income (loss) per common share — basic:
Income from continuing operations (net of taxes and preferred dividends)	$0.42	$(1.39)	$0.49	$0.12
Discontinued operations	0.04	0.04	0.03	0.04
Extraordinary item	(0.05)	—	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—	—

Net income (loss) attributable to common shareholders	$0.40	$(1.35)	$0.52	$0.16

Income (loss) per common share — diluted:
Income from continuing operations (net of taxes and preferred dividends)	$0.42	$(1.39)	$0.49	$0.12
Discontinued operations	0.04	0.04	0.03	0.04
Extraordinary item	(0.05)	—	—	—
Cumulative effect of change in accounting principle	(0.01)	—	—	—

Net income (loss) attributable to common shareholders	$0.40	$(1.35)	$0.52	$0.16

(1)	Second quarter 2001 net income was impacted by settlement expense, which included expenses related to the settlement of the Class and Derivative Actions. Settlement expense for the second quarter was $47,610 or $1.46 per share.
(2)	The operating results for the first, second and third quarter have been restated to comply with the reporting requirements of SFAS No. 144.

Report of Independent Auditors

Shareholders and Board of Directors
JDN Realty Corporation

          We have audited the accompanying consolidated balance sheets of JDN Realty Corporation as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JDN Realty Corporation at December 31, 2002 and 2001 and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

          As discussed in the Real Estate Assets section of Note 1 to the consolidated financial statements, in 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia March 18, 2003

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2002
(Unaudited)

     The following unaudited pro forma condensed consolidated balance sheet is presented as if the Company’s acquisition of one property and the equity interests in two shopping centers in January 2003 and The Merger in March 2003 had occurred on December 31, 2002. This pro forma condensed consolidated balance sheet should be read in conjunction with the pro forma condensed consolidated statement of operations of the Company presented herein and the historical financial statements and notes thereto of (i) the Company included in the Developers Diversified Realty Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, and (ii) JDN for the three years ended December 31, 2002 included elsewhere herein.

     The unaudited pro forma condensed consolidated balance sheet does not purport to represent what the actual financial position of the Company would have been at December 31, 2002, nor does it purport to represent the future financial position of the Company. DDR intends to account for The Merger utilizing the purchase method of accounting. The pro forma adjustments relating to The Merger are based on DDR’s preliminary purchase price allocation and certain estimates. DDR engaged an appraiser in the first quarter of 2003 and does not expect the final allocation to be completed until the second quarter of 2003. Therefore, the amounts included in the pro forma adjustments are preliminary and could change. There can be no assurance the final adjustments will not be materially different from those included herein.

Developers Diversified Realty Corporation

Pro Forma Condensed Consolidated Balance Sheet
December 31, 2002

(In thousands)

					Pro Forma		DDR Pro
	Historical	Acquired		Historical	Adjustments		Forma
	DDR	Properties		JDN(d)	(Unaudited)(e)		(Unaudited)

Assets

Real estate, net	$2,395,264	$44,816	(a)	$1,018,807	$43,031	(f)	$3,501,918

Cash and cash equivalents	16,371	—		3,649	—		20,020

Investments in and advances to joint ventures	258,610	24,775	(b)	15,140	(3,339	)(g)	295,186

Notes receivable	11,662	—		—	—		11,662

Other assets	94,945	—		41,067	(6,954	)(h)	133,238

					(4,528	)(i)

					8,708	(j)

	$2,776,852	$69,591		$1,078,663	$36,918		$3,962,024

Liabilities and Shareholders’ Equity

Unsecured indebtedness:

Fixed rate senior notes	$304,900	$—		$234,821	$8,092	(k)	$547,813

Variable rate senior notes	100,000	—		—	—		100,000

Variable rate term debt	22,120	—		—	—		22,120

Bridge loan	—	—		—	300,000	(l)	300,000

Revolving credit facility	433,500	61,165	(c)	—	11,570	(m)	441,756

					(64,479	)(l)

	860,520	61,165		234,821	255,183		1,411,689

Secured indebtedness:

Revolving credit facility	12,500	—		62,000	13,521	(m)	12,500

					(75,521	)(l)

Variable rate term debt	—	—		150,000	(150,000	)(l)	—

Mortgage and other secured indebtedness	625,778	—		144,657	14,221	(k)	774,656

					(10,000	)(l)

	638,278	—		356,657	(207,779)		787,156

Total indebtedness	1,498,798	61,165		591,478	47,404		2,198,845

Accounts payable and accrued expense	68,438	8,426	(a)	15,675	—		92,539

Dividend payable	25,378	—		—	—		25,378

Other liabilities	23,632	—		13,802	13,746	(n)	51,180

	1,616,246	69,591		620,955	61,150		2,367,942

Minority interests	215,045	—		3,036	(1,502	)(o)	216,579

Shareholders’ equity:

Class C — Preferred Shares	100,000	—		—	—		100,000

Class D — Preferred Shares	54,000	—		—	—		54,000

Class F — Preferred Shares	150,000	—		—	—		150,000

Series A — Preferred Shares	—	—		20	(20	)(p)	—

Voting Preferred Shares	—	—		—	50,000	(p)	50,000

Common Shares	7,325	—		348	1,452	(q)	9,125

Paid-in-capital	881,777	—		471,191	(91,049	)(r)	1,261,919

Accumulated distributions in excess of net income	(154,621)	—		(16,887)	16,887	(s)	(154,621)

Accumulated other comprehensive loss	(588)	—		—	—		(588)

Less: Unearned compensation - restricted stock	(3,111)	—		—	—		(3,111)

Common stock in treasury at cost	(89,221)	—		—	—		(89,221)

	945,561	—		454,672	(22,730)		1,377,503

	$2,776,852	$69,591		$1,078,663	$36,918		$3,962,024

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2002 (Continued)

(Unaudited)

(a)	Represents real estate assets acquired and liabilities assumed with the purchase of the shopping center property located in Gulfport, Mississippi.

(b)	Represents the purchase of an ownership interest in the properties acquired in 2003. Amounts are as follows (in thousands):

Paseo Colorado; Pasendena, California	$7,754
Paradise Village Gateway; Phoenix, Arizona	17,021

$24,775

(c)	Increase in the revolving credit facility represents amounts drawn to fund the net purchase price of the three properties acquired in 2003 listed in (a) and (b) above.

(d)	Historical results of JDN included elsewhere herein.

(e)	Represents adjustments to record The Merger based upon the assumed purchase price of $1.1 billion assuming a market value of $21.22 per DDR common share, based upon the average of the closing prices of DDR common shares between October 2, 2002, and October 8, 2002, representing a couple of days before and after the announcement of The Merger. The calculation of the acquisition cost is as follows:

Issuance of 18.0 million DDR common shares based on a 0.518 exchange ratio in exchange for 34.7 million shares of JDN common stock	$381,942
Issuance of 2,000,000 DDR 9 3/8% Cumulative Redeemable Voting Preferred Shares in exchange for 2,000,000 JDN 9 3/8% Series A Cumulative Redeemable Preferred Shares	50,000
Assumption of JDN’s minority interests	1,534
Assumption of JDN’s liabilities	43,223
Assumption of secured and unsecured indebtedness	591,478
Adjustment to JDN’s mortgage indebtedness to reflect fair value	22,313
Transaction costs	25,091

Total merger acquisition cost	$1,115,581

The following represents the estimated transaction costs:

Employee termination costs (1)	$5,521
Investment advisory fees	14,000
Legal, accounting and other fees	5,570

$25,091

(1)	Determined in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.”

(f)	Represents the difference between the historical cost of JDN’s real estate assets and the estimated fair market value. DDR engaged an appraiser in the first quarter of 2003 to perform certain valuations of the real estate assets and does not expect the final allocation to be completed until the second quarter of 2003. Therefore, the purchase price allocation is preliminary and is subject to change.

(g)	Represents the write-down of investment in and advances to joint venture assets to their estimated fair market value.

(h)	Represents the elimination of JDN’s straight-line rent receivable, net, which arose from the historical straight-lining of rental revenue.

(i)	Represents an adjustment to write off JDN’s deferred financing costs of $4,528, which was not assigned any value in the allocation of The Merger acquisition cost.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2002   (continued)

(Unaudited)

(j)	Represents the net increase in other assets as follows:

Other assets:
Write-off of the net book value of JDN’s personal property which was not assigned any value in the purchase price allocation	$(3,551)
Other	1,729

(1,822)

Intangible assets:
Estimated fair market value of development projects on which construction has not yet commenced (1)	7,899
Leases (2)	2,631

10,530

$8,708

(1)	Represents the estimated fair market value of projects under consideration by JDN. DDR believes there is inherent value to the sites that JDN has access to through options and other rights. In some cases, preliminary site plans and assessments have been performed.

(2)	Represents DDR management’s estimated fair value of in-place market leases. DDR has determined, based on its preliminary analysis, that JDN’s portfolio of leases are substantially at market. Therefore, no value was assigned to above or below market leases. DDR engaged an appraiser in the first quarter of 2003 to perform a review of certain leases for purposes of confirming the DDR analysis and does not expect the final allocation to be completed until the second quarter of 2003. Therefore, the purchase price allocation is preliminary and is subject to change.

(k)	To adjust JDN’s fixed rate senior notes and mortgage indebtedness to fair value, based on rates for debt with similar terms and remaining maturities.

(l)	Represents DDR’s bridge financing facility entered into for $300 million to repay JDN’s secured term loan, revolving credit facility and mortgage debt. It is anticipated that the balance of these proceeds will be used to repay JDN’s $75 million MOPPRS financing.

(m)	Represents additional borrowings on revolving credit facilities to finance transaction costs totaling an estimated $25,091 associated with the merger.

(n)	Represents the increase in other liabilities as follows:

Premium to retire MOPPRS debt	$12,990
Other liabilities	756

$13,746

The adjustment for the premium to retire the MOPPRS debt represents the estimated fair value of the remarketing option sold by JDN to the remarketing agent at the original issuance of the underlying bonds. DDR expects to settle the option on the MOPPRS mandatory redemption date of March 31, 2003.

(o)	The minority interest of JDN represents 139,535 operating partnership units which are exchangeable, in certain circumstances, into common shares of JDN. In The Merger, the operating partnership unit holders are subject to the same exchange ratio as the JDN common shareholders and the operating

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2002

(Unaudited)

partnership units are exchangeable into 72,279 common shares of DDR. Accordingly, the adjustment represents the difference between the recorded amount of the operating partnership units and the fair value of the DDR operating partnership units exchanged at the merger date.

(p)	To record the issuance of 2,000,000 DDR 9 3/8% Cumulative Redeemable Voting Preferred Shares, without par value, in exchange for 2,000,000 JDN 9 3/8% Series A Cumulative Redeemable Preferred Shares at their estimated fair value. The shares are callable by DDR beginning September 2003.

(q)	To record the stated value, $0.10 per share, for approximately 18.0 million DDR common shares issued to JDN shareholders ($1,800) and eliminate the par value of common shares recorded by JDN ($348).

(r)	Reflects the net decrease in additional paid in capital as follows:

Issuance of 18.0 million DDR common shares based on a 0.518 exchange ratio in exchange for 34.7 million common shares of JDN	$381,942
Less: Stated value of DDR common shares issued to JDN common shareholders (see Note (p))	(1,800)
Elimination of JDN additional paid in capital	(471,191)

Net decrease in paid in capital	$(91,049)

(s)	Elimination of JDN equity accounts consistent with the purchase method of accounting.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For The Year Ended December 31, 2002

      The unaudited pro forma condensed consolidated statement of operations is presented as if the following transactions had occurred on January 1, 2002: (i) the acquisition by DDR of 14 shopping centers or interests therein purchased from January 1, 2002, through March 17, 2003 (the “Acquired Properties”); (ii) the issuance of 2,511,931 common shares of the Company in conjunction with the acquisition of two shopping centers from Burnham Pacific Properties, Inc. (“Burnham”) in February 2002; (iii) the sale of 1,747,378 common shares in February 2002; (iv) the sale of 6,000,000 Class F Depositary Shares in March 2002 and the subsequent redemption of the 4,215,000 Class A and 1,775,000 Class B Depositary Shares in April 2002; and (v) The Merger with JDN.

      The following unaudited pro forma information is based upon the historical consolidated results of operations of DDR for the year ended December 31, 2002, giving effect to the transactions described above. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of DDR and JDN included in DDR’s Annual Report on Form 10-K for the year ended December 31, 2002 and JDN’s historical financial statements included elsewhere herein.

      The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what the actual results of operations of DDR would have been assuming the transactions had been completed as set forth above, nor do they purport to represent DDR’s results of operations for future periods. DDR intends to account for the merger utilizing the purchase method of accounting. The pro forma adjustments relating to The Merger are based on DDR’s preliminary purchase price allocation and certain estimates. DDR engaged an appraiser in the first quarter of 2003 and does not expect the final allocation to be completed until the second quarter of 2003. Therefore, the amounts included in the pro forma adjustments are preliminary and could change. There can be no assurance that the final adjustments will not be materially different from those included herein.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For Year Ended December 31, 2002

(In thousands, except share and per share data)
(Unaudited)

		Acquired			JDN
		Properties			Pro Forma		Company
	DDR	and Share		Historical	Adjustment		Pro Forma
	Historical	Offerings		JDN(g)	(Unaudited)		(Unaudited)

Revenues from rental properties	$329,907	$23,872	(a)	$100,187			$453,966

Management fees and other income	27,336	(464	)(a)	3,559			30,431

	357,243	23,408		103,746			484,397

Operating and maintenance	43,695	3,154	(a)	10,021			56,870

Real estate taxes	43,347	3,023	(a)	10,339			56,709

Depreciation and amortization	77,698	4,535	(a)	20,837	(4,418	)(h)	99,178

					526	(i)

General and administrative	29,392	75	(b)	11,328	—	(j)	40,795

Interest	76,831	4,866	(a)	33,450	(7,594	)(k)	107,871

		(162	)(e)

		480	(d)

Impairment charge				1,440			1,440

Settlement expense and other				4,293			4,293

	270,963	15,971		91,708	(11,486)		367,156

Income before equity in net income of joint ventures, gain on disposition of real estate and real estate investments, minority interests and discontinued operations	86,280	7,437		12,038	11,486		117,241

Equity in net income of joint ventures	32,769	(947	)(c)	789			33,960

		1,349	(d)

Gain on disposition of real estate and real estate investments	3,429			4,616			8,045

Minority interests	(21,570)	(10	)(a)	(156)			(21,736)

Income from continuing operations	100,908	7,829		17,287	11,486		137,510

Preferred dividends	(27,058)	1,096	(f)	(4,688)	4,688	(l)	(30,650)
					(4,688	)(l)

Income applicable to common shareholders from continuing operations	$73,850	$8,925		$12,599	$11,486		$106,860

Per share data:

Basic earnings per share data:

Income applicable to common shareholders from continuing operations	$1.15						$1.30 (m)

Diluted earnings per share data:

Income applicable to common shareholders from continuing operations	$1.14						$1.28 (m)

Weighted average number of common shares (in thousands):

Basic	63,807						82,495

Diluted	64,837						83,525

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002 (continued)

(In thousands, except share and per share data)
(Unaudited)

(a)	The following reflects revenues and expenses for the year ended December 31, 2002 of the properties acquired during 2002 and through March 17, 2003 through the earlier of the date of acquisition or December 31, as appropriate:

	Effective		Management	Real
Shopping	Date of		Fees &	Estate	Operating &	Depreciation	Interest	Minority
Center	Acquisition	Revenues	Other (3)	Taxes	Maintenance	(1)	(1)	Interest

Independence Commons; Independence, MO	2/11/02	$688	$(39)	$85	$117	$119	$136	$—
Hilltop Plaza; Richmond, CA (2)	2/28/02	798	(46)	135	88	127	4	—
Van Ness Plaza; San Francisco, CA (2)	2/28/02	968	(35)	55	313	137	71	—
Belden Park Crossings; Canton, OH	6/11/02	1,393	(62)	110	81	272	328	—
Connecticut Commons; Plainville, CT	7/01/02	3,838	(200)	546	515	755	794	2	(4)
Bandera Point; San Antonio, TX	7/26/02	2,923	(82)	269	454	604	932	2	(4)
Fossil Creek, Fort Worth, TX	8/31/02	889	—	144	98	154	175	1	(5)
Lakepointe Crossing; Dallas, TX	8/31/02	2,674	—	486	419	447	508	2	(5)
Harbison Court; Columbia, SC	8/31/02	1,734	—	235	218	326	372	1	(5)
Riverchase Promenade; Birmingham, AL	8/31/02	1,077	—	86	178	189	215	1	(5)
Eastgate Plaza; Wichita, KS	8/31/02	1,656	—	266	189	267	305	1	(5)
Crossroads Center; Gulfport, Mississippi	1/31/03	5,234	—	606	484	1,138	1,026	—

		$23,872	$(464)	$3,023	$3,154	$4,535	$4,866	$10

(1)	Determined depreciation utilizing a 31.5 year life for building based on the preliminary purchase price allocation. Interest was calculated at the Company’s estimated interest rate under its lines of credit (2.8% to 2.9%) and/or the following variable interest rates associated with the two mortgage notes incurred and one mortgage note assumed:

Property	Interest Rate	Principal

Independence, MO	Libor + 140 basis points	$27,500
Canton, OH	Libor + 100 basis points	$9,700
San Antonio, TX	Libor + 150 basis points	$27,700

(2)	The acquisition of these properties was financed through the issuance of 2,511,931 common shares of the Company.

(3)	Represents management and other fees earned by the Company for those properties that were managed by the Company prior to their acquisition.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002 (Continued)

(In thousands, except share and per share data)
(Unaudited)

(4)	Represents the effective 1.2% minority interest expense associated with the two shopping center properties located in Plainville, CT and San Antonio, TX.

(5)	Represents the 0.21% minority interest expense associated with the acquisition of the five properties located in Forth Worth, TX; Dallas, TX; Columbia, SC; Birmingham, AL and Wichita, KS.

(b)	The general and administrative expenses of the Company have been adjusted by $75 to reflect the estimated increased expenses expected to be incurred associated with additional operating personnel and related costs attributable to the increase in the Company’s portfolio of properties resulting from acquisitions and development activities.

(c)	Reflects the elimination of the equity in net income from joint ventures prior to the date of acquisition due to the purchase of the properties by the Company as follows:

Independence Commons; Independence, MO	$(13)
Belden Park Crossings; Canton, OH	(380)
Connecticut Commons; Plainville, CT	(373)
Bandera Point; San Antonio, TX	(181)

$(947)

(d)	Reflects revenues and expenses for Paradise Village Gateway, Phoenix, AZ, acquired through a 67% noncontrolling joint venture interest, for the year ended December 31, 2002 as follows:

Revenues	$5,268

Operating and maintenance	474
Real estate taxes	610
Depreciation (1)	770
Interest (1)	1,401

3,255

2,013
Ownership interest	67%

Equity in net income of joint venture	$1,349

(1)	Determined depreciation utilizing a 40 year life for building based on the preliminary purchase price allocation and calculated interest at the effective interest rate (7.78%) associated with the mortgage debt assumed of $18.0 million. The depreciation expense adjustment considers the amortization of the basis difference between the Company’s investment and the historical cost of the property.

The Company’s purchase price was funded through cash obtained from the Company’s line of credit. As a result, an interest expense adjustment of $480 is reflected associated with the Company’s assumed $17.0 million investment in the joint venture calculated at the weighted average interest rate of 2.8%.

It is possible that the Company will be required to consolidate this entity or make additional disclosures related to its involvement with the entity in accordance with FASB Interpretation No. 46.

No revenue and expenses have been included in the pro forma statement of operations for the shopping center located in Pasadena, CA acquired in January 2003 since the center was either under redevelopment or in the lease-up phase during 2002. In addition, the Company did not assume any interest expense incurred relating to the funding of the purchase price as such amount would either be capitalized as a cost of the investment or would not be considered meaningful as the partial operations of the property are excluded from this presentation.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002 (Continued)

(In thousands, except share and per share data)
(Unaudited)

(e)	Reflects the reduction of interest costs relating to variable rate indebtedness effectively repaid with the proceeds from the sale of 1,747,378 common shares completed in February 2002.

(f)	Reflects the adjustments to dividends associated with the issuance of 6,000,000, 8.60% Class F Depositary Shares and the redemption of 4,215,000, 9.5% Class A Depositary Shares and 1,775,000, 9.44% Class B Depositary Shares.

(g)	Historical results of JDN included elsewhere herein.

(h)	To reflect depreciation expense utilizing a 31.5 year life for building. Depreciation expense is calculated based on a preliminary purchase price allocation. The adjustment is calculated as follows:

Fair market value of real estate assets	$1,061,838
Less: Non-depreciable real estate assets	(544,637)

Depreciable buildings and improvements	$517,201

Depreciation expense based on a 31.5 year life	$16,419
Less: Depreciation expense recorded by JDN	(20,837)

Depreciation expense adjustment	$(4,418)

The allocation of the fair market value of real estate assets between buildings and improvements and non-depreciable real estate, principally land, is preliminary and based upon certain estimates.

(i)	To reflect amortization of deferred lease costs representing the assigned fair value of in-place market leases (see Note (j)(2) to pro forma balance sheet) over the estimated remaining lives of the tenant leases, which is estimated to be five years.

(j)	DDR’s management has estimated there will be a reduction of general and administrative expenses as a result of the merger of approximately $7.0 million on a pro forma basis. The general and administrative expense savings have not been included in the unaudited pro forma condensed consolidated statement of operations. There can be no assurance that DDR will be successful in realizing anticipated cost savings.

(k)	To reflect the decrease in interest expense as follows:

Elimination of JDN’s amortization of mortgage procurement costs (see Note (i) to pro forma balance sheet)	$(3,670)
Estimated interest savings due to DDR’s lower borrowing costs	(2,762)
Amortization of excess fair value over historical cost of debt assumed	(3,193)
Adjustment to capitalized interest based on weighted-average interest rates	2,031

$(7,594)

Assumes utilization of DDR’s revolving credit or bridge facilities which bear interest at LIBOR plus 100 basis points compared to JDN’s secured revolving credit facility which bears interest at LIBOR plus 212.5 basis points creating an interest savings of approximately $2.7 million, based on JDN’s estimated average outstanding borrowings of approximately $221 million. The additional interest assumed to be capitalized was calculated using a weighted-average interest rate of 5.65%.

Since the interest rate on the revolving credit facility is based on a spread over LIBOR, the rates will periodically change. If the interest rate on the credit facilities increases or decreases by 12.5 basis points, the following adjustment would be made to interest expense.

Adjustment to twelve month interest expense if rate increases 12.5 basis points	$303
Adjustment to twelve month interest expense if rate decreases 12.5 basis points	$(303)

(l)	Reflects (i) the elimination of the dividend on the 2,000,000 JDN 9 3/8% Series A Cumulative Redeemable Preferred Shares which were exchanged for 2,000,000 DDR 9 3/8% Cumulative Redeemable Voting Preferred Shares and (ii) the corresponding dividends assumed to be paid on the 2,000,000 DDR 9 3/8% Cumulative Redeemable Voting Preferred Shares. See Note (o) to the pro forma balance sheet.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002 (Continued)

(In thousands, except share and per share data)
(Unaudited)

(m)	Pro forma income per common share is based upon the weighted-average number of DDR common shares assumed to be outstanding during 2002 and includes all shares issued in conjunction with the common share offering in 2002, the issuance of the DDR common shares in connection with the purchase of the two shopping centers from Burnham and The Merger. The final number of DDR common shares assumed to be issued in connection with the merger will not be known until the merger is consummated.

In accordance with the SFAS 128, earnings per share before extraordinary item is calculated as follows:

Income from continuing operations	$137,510
Less: Preferred stock dividends	(30,650)

Basic and diluted EPS – Income from continuing operations and applicable to common shareholders	$106,860

Number of shares:
Basic – average shares outstanding	82,495
Effect of dilutive securities:
Stock options	954
Restricted stock	76

Diluted average shares outstanding	83,525

Per share data:
Basic earnings per share data:
Income applicable to common shareholders from continuing operations	$1.30
Diluted earnings per share data:
Income applicable to common shareholders from continuing operations	$1.28

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Date March 19, 2003	/s/ William H. Schafer

William H. Schafer
Senior Vice President and Chief Financial Officer